Exhibit 4.11

                                                                  EXECUTION COPY





                                         August 10, 2001


Cardiome Pharma Corporation
3650 Wesbrook Mall
Vancouver, BC V6S 2L2
CANADA


                     Re:   Introduction Agreement (the "Agreement")
                     ----------------------------------------------

Dear Sirs:

   1. This is to confirm our understanding that Paramount Capital, Inc. ("Paramount"), its affiliates and designees have been engaged as non exclusive introducing agent and consultant (with the exception of those services that may be performed by Paramount, regarding a merger or acquisition of the Company as described in paragraph 4 herein, in which case Paramount shall be the exclusive introducing agent and consultant) of Cardiome Pharma Corporation (the "Company") for a period of six (6) months commencing on the date hereof (as may be extended pursuant to Paragraph 10 hereto, or by mutual agreement of the parties hereto, the "Term").

   2. (a) The Company agrees that it will pay Paramount a non-refundable retainer fee in an amount equal to five thousand dollars (US$5,000) per month ("Retainer Fee"), with the first three (3) months payable at the time of the execution of this Agreement (the "Initial Retainer Fee").

       (b) (1) Upon execution of this Agreement, the Company will issue to Paramount, or its designees, warrants (the "Retainer Warrants") to purchase 750,000 shares of the Company's Common Stock ("the Common Stock"). The Retainer Warrants shall immediately vest upon execution of this Agreement. The Retainer Warrants shall contain a cashless exercise feature and standard antidilution protection provisions. The Retainer Warrants shall be issued in three classes as follows: 450,000 Retainer Warrants shall be issued to Paramount pursuant to this Paragraph 2 and shall have an exercise price of US$.60 (hereinafter the "Class A Retainer Warrants"); 150,000 Retainer Warrants shall be issued to Paramount pursuant to this Paragraph 2 and shall have an exercise price of US$1.20 (hereinafter the "Class B Retainer Warrants"); and 150,000 Retainer Warrants shall be issued to Paramount pursuant to this Paragraph 2 and shall have an exercise price of US$3.00 (hereinafter the "Class C Retainer Warrants"). The term of the Retainer Warrants, subject to Paragraphs 4, 5, and 10 herein,

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shall be as follows: i) 150,000 Class A Retainer Warrants shall be exercisable for a period of seven (7) years commencing on the date that is six (6) months from the date of this Agreement; ii) the remaining 300,000 Class A Retainer Warrants shall be exercisable for a period of two (2) years commencing on the date that is six (6) months from the date of this Agreement; iii) 50,000 Class B Retainer Warrants shall be exercisable for a period of seven (7) years commencing on the date that is six (6) months from the date of this Agreement;
iv) the remaining 100,000 Class B Retainer Warrants shall be exercisable for a period of two (2) years commencing on the date that is six (6) months from the date of this Agreement; v) 50,000 Class C Retainer Warrants shall be exercisable for a period of seven (7) years commencing on the date that is six (6) months from the date of this Agreement; iv) the remaining 100,000 Class C Retainer Warrants shall be exercisable for a period of two (2) years commencing on the date that is six (6) months from the date of this Agreement. Notwithstanding
                                                             ---------------
the foregoing, IF the Company completes a Sale or Acquisition as described in
-------------
paragraph 4 herein at any time before the date that is two (2) years from the date hereof THEN all of the Retainer Warrants shall be exercisable for a period of seven (7) years commencing on the date that is six (6) months from the date of this Agreement. Notwithstanding the foregoing, should Paramount cancel this Agreement, pursuant to Paragraph 10 herein, prior to the date that is six (6) months from the date of this Agreement, then the Retainer Warrants shall automatically expire and become null and void.

   (2) The shares of Common Stock issuable upon exercise of the Retainer Warrants shall be included in the Company's next filed registration statement with the Securities and Exchange Commission and subsequently be freely tradeable, without restriction The Company represents and warrants that no documents are required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations of regulatory authorities required to be obtained in Canada for Paramount to be able to sell the common shares issued on exercise of the Retainer Warrants through the facilities of The Toronto Stock Exchange, provided that Paramount is not a "control person" as that term is defined in the British Columbia Securities Act. In the event that documents are required to be filed, proceedings taken or approvals, permits, consents, orders or authorizations of regulatory authorities are required to be obtained in Canada for Paramount to be able to sell the common shares issued on exercise of the Retainer Warrants through the facilities of The Toronto Stock Exchange, then the Company shall use its best efforts to complete such filings or proceedings or obtain such approvals, permits, consents, orders or authorizations.

   (c) The Company also agrees to reimburse Paramount for all out-of pocket expenses incurred by Paramount in providing its services hereunder, including reasonable fees and disbursements of Paramount's counsel, such expenses to be paid upon submission of a bill or bills by Paramount from time to time. If any individual expense shall exceed $5,000, or the expenses in the aggregate exceed $50,000, Paramount agrees to obtain prior written authorization for such expense from the Company.

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   3.   At its sole discretion, Paramount's services hereunder may include, among other services, identifying, contacting and introducing potential investors to the Company. Upon the closing of each Investment (as defined below) during the Term or during the twelve (12) month period following the expiration or earlier termination of the Term, the Company shall i) pay to Paramount a fee in an amount equal to seven percent (7%) of the aggregate value of such Investment; and ii) issue to Paramount warrants (the "Warrants") to purchase an amount of securities equal to ten percent (10%) of the securities sold as part of such Investment at a per share exercise price equal to one-hundred-ten percent (110%) of the per share price of such securities, exercisable until seven (7) years from the date of issuance of such Warrants. The Warrants shall contain a cashless exercise feature and standard antidilution protection provisions which shall include below market price protection (on a weighted average basis). The shares of Common Stock issuable upon exercise of the Warrants shall be i) included in the Company's next filed registration statement with the US Securities and Exchange Commission. In addition, the Company represents that it will use its commercially reasonable efforts to ensure that, immediately upon exercise of the Warrants by Paramount or its designees, at any time, such the shares of Common Stock underlying the Warrants will be freely tradable on the Toronto Stock Exchange without restriction (subject to compliance with applicable securities laws). For the purposes of this Agreement, an "Investment" shall mean any sale by the Company of its securities which is made i) during the Term or ii) during the 12 month period following the expiration of the Term to an investor first introduced to the Company by or through Paramount during or prior to the Term; provided, however,
                                                             -----------------
that no compensation shall be due to Paramount pursuant to this paragraph 3 for an Investment with respect to which Paramount is entitled to compensation pursuant to an agreement between the Company and Paramount which supersedes this paragraph 3; and provided further that if the terms of both such superseding
                 ----------------
agreement and this Agreement would be applicable to any particular investment, the terms of such superseding agreement shall govern and Paramount shall be entitled to the compensation set forth therein.

   4.   (a)   Should the Company enter into an agreement with a party first introduced to the Company by or through Paramount during or prior to the Term pursuant to which the Company consummates a sale, merger, consolidation, tender offer, business combination or similar transaction involving a majority of the business assets or stock of the Company (a "Sale") during the Term, or during the 12 month period following the expiration of such Term, then the Company shall pay Paramount a fee equal to (i) three percent (3%) of the Aggregate Consideration (defined in paragraph 4(c) below) paid to the Company by the acquiror for that portion of the Aggregate Consideration that is less than $20,000,000; (ii) four percent (4%) of the Aggregate Consideration paid to the Company by the acquiror for that portion of the Aggregate Consideration that is greater than or equal to $20,000,000 and less than $30,000,000; and (iii) five percent (5%) of the Aggregate Consideration paid to the Company by the acquiror for that portion of the Aggregate Consideration that is greater than or equal to $30,000,000. Such fee shall be paid to Paramount, simultaneously with the closing of such Sale, in proportion to the amount of cash and securities

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comprising the Aggregate Consideration paid to the Company by the acquirer, provided, however, that the Company shall pay to Paramount a cash fee based on
--------  -------
the fair market value (as determined by both Paramount and the Company) of any portion of the Aggregate Consideration received by the Company that is not in the form of cash or securities. In no event, however, will the form of the fee
                                             -------
paid to Paramount pursuant to this Paragraph 4(a) be less than fifty percent (50%) cash. Notwithstanding the foregoing, should the Company enter into an agreement to complete a Sale with any one of the companies listed on Schedule A (attached hereto) as described in this paragraph 4(a), on or prior to November 30, 2001, Paramount shall not be entitled to a fee under this Paragraph 4(a), provided, however, that should the Company enter into an agreement to complete a
--------  -------
Sale as described in this Section 4(a) with any one of the companies listed on Schedule A on or prior to November 30, 2001, the term of all the Retainer Warrants shall be seven (7) years commencing on the date that is six (6) months from the date of this Agreement.

     (b) Should the Company enter into an agreement with a party first introduced to the Company by or through Paramount during or prior to the Term pursuant to which the Company consummates a transaction wherein the Company acquires all or substantially all of the business assets or stock of another entity in which the Company is the surviving entity (an "Acquisition") during the Term, or during the 12 month period following the expiration of such Term, then i) the Company shall pay Paramount a fee equal to three percent (3%) of the Aggregate Consideration paid by the Company to the entity acquired; and ii) the terms of the Retainer Warrants shall all equal 7 years commencing on the date that is six months from the date of this Agreement. Such fee shall be paid to Paramount, simultaneously with the closing of such transaction, in proportion to the amount of cash and securities comprising the Aggregate Consideration paid by the Company to the entity being acquired, provided, however, that the Company
                                          --------  -------
shall pay to Paramount a cash fee based on the fair market value (as determined by both Paramount and the Company) of any portion of the Aggregate Consideration received by the Company that is not in the form of cash or securities. In no event, however, will the form of the fee paid to Paramount pursuant to this
       -------
Paragraph 4(b) be less than fifty percent (50%) cash. Notwithstanding the foregoing, should the Company enter into an agreement for an Acquisition with any one of the companies listed on Schedule A (attached hereto) as described in this paragraph 4(b), on or prior to November 30, 2001, Paramount shall not be entitled to a fee under this Paragraph 4(b), provided, however, that should the
                                             --------  -------
Company complete an Acquisition with any one of the companies listed on Schedule A on or prior to November 30, 2001, the term of all the Retainer Warrants shall be seven (7) years commencing on the date that is six (6) months from the date of this Agreement.

     (c) For purposes of calculating Paramount's fee under this Paragraph 4, the aggregate consideration ("Aggregate Consideration") paid with respect to the business, assets or stock of the Company shall equal the total of all cash, securities and/or other assets paid for such business, assets or stock by the acquiror. Aggregate Consideration shall also include: (i) any commercial bank or similar indebtedness of the Company which is repaid or for which the

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responsibility to pay is assumed by the acquiror in connection with such transaction; (ii) the greater of the stated value or the liquidation value of preferred stock, convertible securities, debt securities, equity securities, notes, debentures, rights, options, and warrants of the Company which is assumed or acquired by the acquiror and which is not converted into common stock upon the consummation of such transaction; (iii) future payments for which the acquiror is obligated absolutely within one year following the consummation of transaction described in this paragraph 4 ("Acquiror Future Payments"); and (iv) future payments for which the acquiror is a) obligated to pay upon the attainment of milestones or financial results or b) obligated to pay absolutely following the date that is one year from the consummation of the transaction described in this Paragraph 4 ("Acquiror Contingent Payments"). Aggregate Contingent Payments and Aggregate Future Payments shall not include compensation paid pursuant to employment or consulting contracts, or the grant of equity incentives by the acquiror to officers or employees of the Company. The fee to be paid to Paramount as a result of Acquiror Future Payments shall be paid upon the date of closing of such Acquisition and shall be valued at the present value of the Acquiror Future Payments. The fee to be paid to Paramount as a result of Acquiror Contingent Payments shall be paid upon the receipt of such payments by the Company. In the event that a Sale of the Company or an Acquisition by the Company is consummated through a multiple-step transaction wherein the acquiror is not obligated either absolutely or upon the attainment of milestones or financial results to make future payments to further increase the acquiror's ownership in the Company (the "Multiple-Step Payments"), the Company agrees to pay Paramount a fee on such Multiple-Step Payments which shall be calculated pursuant to this Paragraph 4. Such fee shall be paid to Paramount upon receipt by the Company of such Multiple-Step Payments and shall be in addition to the fee paid to Paramount in the first step of such transaction.

   5.   (a)   Should the Company enter into an agreement with a party first introduced to the Company by or through Paramount during or prior to the Term pursuant to which the Company consummates a Strategic Alliance(s) (as defined below) during the term, or during the 12 month period following the expiration of such Term, then i) the Company shall pay Paramount a fee equal to three percent (3%) of the Aggregate Compensation (defined in paragraph 5(c) below) and
ii) the terms of the Retainer Warrants shall all equal 7 years commencing on the date that is six (6) months from the date of this Agreement. Such fee shall be paid to Paramount, simultaneously with the closing of such transaction, in proportion to the amount of cash and securities comprising the Aggregate Compensation received by or paid by the Company, its shareholders and employees in each such transaction, provided, however, that the Company shall pay to
                          --------  -------
Paramount a cash fee based on the fair market value (as determined by both Paramount and the Company) of any portion of the Aggregate Compensation received by or paid by the Company that is not in the form of cash or securities. In no event, however, will the form of the fee paid to Paramount pursuant to this
       -------
Paragraph 5(a) be less than fifty percent (50%) cash.

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     (b)   If prior to July 1, 2002, the Company is contemplating a Strategic
Alliance with an entity listed on Schedule B (attached hereto) and, pursuant to the Company's written request, Paramount is asked to consult on or evaluate the Strategic Alliance for the Company or assist in the negotiation of the Strategic Alliance, in any way, then the term of all the Retainer Warrants shall become seven years commencing on the date that is six (6) months from the date of this Agreement. If, (A) at any time during the Term or during the 12 months following the expiration of the Term the Company consummates a Strategic Alliance with any entity listed on Schedule B subsequent to July 1, 2002 or any other entity not listed on Schedule B and not introduced to the Company by Paramount, and (B) pursuant to the Company's written request, Paramount is asked, prior to or during the Term, to consult on or evaluate the Strategic Alliance for the Company or to assist in the negotiation of the Strategic Alliance, in any way, then i) the term of all the Retainer Warrants shall become seven years commencing on the date that is six (6) months from the date of this Agreement and ii) the Company shall pay Paramount a fee equal to three percent (3%) of the Aggregate Compensation.

   (c) For the purpose of calculating Paramount's fee under this Paragraph 5, aggregate compensation ("Aggregate Compensation") shall include, but not be limited to: (i) all payments (whether the form of such payments be cash, securities, or some other form) made at the closing of such transaction for equity securities, equity security rights or similar rights; (ii) technology access fees or similar up-front payments; (iii) other future payments, including without limitation, licensing fees, lump sum payments, royalties and deferred technology access fees, to be made to or by the Company or its employees for which the Strategic Alliance partner(s) or other counter-parties (each a "Partner") is obligated absolutely and within one year following the consummation of the Strategic Alliance ("Strategic Future Payments") or either
a) upon the attainment of milestones or on a percentage or royalty basis or b) obligated absolutely to pay at a time that is more than one year from the consummation of the Strategic Alliance ("Strategic Contingent Payments"); (iv) funding provided, arranged or introduced by the Partner (through reimbursement or otherwise) relative to research and development, whether such work is performed, subcontracted or managed by the Company or the Partner; and (v) the repayment or assumption by the Partner or the Company of obligations of the Company, including indebtedness for money borrowed or amounts owed by the Company or the Partners to inventors or owners of technology. It is further understood that the Aggregate Compensation shall not be reduced by the amount of the fee due to Paramount hereunder. Any portion of the Aggregate Compensation constituting Strategic Future Payments shall be paid at closing and shall be valued at the present value of the Strategic Future Payments. The fee to be paid to Paramount as a result of Strategic Contingent Payments shall be paid upon the receipt of such payments and shall be in addition to any fees paid at closing. A "Strategic Alliance" may include, but is not limited to: (i) any joint venture, partnership, license or other contract for the research, development, manufacturing, marketing, distribution, sale or other activity relating to the Company's present and/or future products or proposed products;
(ii) the purchase of, or commitment to purchase from the Company, less than a

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majority of the business, assets or stock of the Company by one or more
Partner(s); (iii) the sale of any of the Company's assets or any rights in respect to its products and/or technology; and (iv) a commitment to provide funding for all or part of the Company's research and development activities, whether such work is performed or managed by the Company or such Partner(s).

     (d) For the purposes of calculating Paramount's fee, securities constituting part of Aggregate Compensation which are traded on a national or recognized foreign securities exchange or the Nasdaq SmallCap or Nasdaq National Market System shall be valued at the average closing bid price for the ten days preceding the date of the consummation or closing of any such transaction. Such securities which are traded over-the-counter shall be valued at the mean between the latest bid and asked prices for the ten days preceding the date of the consummation or closing of any such transaction. Should the Company enter into a transaction with a third party introduced to it by Paramount, Paramount shall be entitled to compensation pursuant to either this paragraph 5 or paragraph 4, but not both.

   6. In the event that the Company, its directors or management initiate any discussions with a third party in furtherance of any investment (pursuant to paragraph 3), Sale, Acquisition, Investment or Strategic Alliance or receive any meaningful inquiry or are aware of the interest of any third party concerning a Sale, Acquisition, Investment or Strategic Alliance which is the subject of this Agreement, including from those entities listed on Schedule A and Schedule B, they shall promptly inform Paramount of the party and its interest. Should that Company contract with one or more of the entities to raise capital (hereinafter a 3rd Party Agent), the Company shall immediately notify Paramount. Paramount will then have the option to raise the capital the Company requires, pursuant to Paragraph 3 herein, on a pro-rata basis with such 3rd Party Agent. By way of illustration, if the Company contracts with two 3rd Party Agents to raise $3 Million, then Paramount shall have the right, but not the obligation, to raise $1 Million of the required $3 Million. The two 3rd Party Agents would then be limited to raising the remaining $2 Million required by the Company.

   7. Any information or consulting advice rendered by Paramount pursuant to this Agreement, as well as the existence of this Agreement, shall not be disclosed publicly in any manner without Paramount's prior written approval (other than the minimum disclosure required to the Toronto Stock Exchange and applicable securities regulatory authorities) and shall be treated by the Company as confidential information; provided, however, that if Paramount has refused to give prior written approval and the Company has obtained a written opinion of independent counsel stating that disclosure is necessary for the Company to comply with such action and that any course of action not involving disclosure would likely result in a violation of law. The Company shall provide Paramount with all financial and other information requested by Paramount for the purposes of rendering its services pursuant to this Agreement.

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   8.   All non-public information given to Paramount by the Company shall not be divulged by Paramount to any third parties and shall be treated by Paramount as confidential information and shall not be used by Paramount except in rendering its services pursuant to this Agreement. Paramount may rely, without independent verification, on the accuracy and completeness of any information furnished to Paramount by the Company, subject to its obligations under the securities laws.

   9.   (a)   The Company agrees to indemnify each of Paramount, the directors, officers, employees, shareholders, controlling persons under the Act, affiliates and agents thereof (each an "Indemnitee," together, the "Indemnitees"), pay on demand and protect, defend, save and hold each Indemnitee harmless from and against any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (and all actions in respect thereof) (including, without limitation, reasonable attorneys' fees and related expenses) incurred by or asserted against any Indemnitee of whatever kind or nature, arising from, in connection with or occurring as a result of, this Agreement or the matters contemplated by this Agreement, including without limitation, (i) the engagement of Paramount pursuant to this Agreement or any other related agreement, including any modifications or future additions to such engagement and related activities prior to the date hereof; (ii) any act by Paramount or any Indemnitee taken in connection with this Agreement or the transactions contemplated herein other than the gross negligence or willful misconduct of Paramount; (iii) a breach of any representation, warranty, covenant, or agreement of the Company contained in this Agreement, any securities purchase agreement between the Company and investors in any securities offering or any of the other documents utilized in connection with any securities offering; (iv) the employment by the Company of any device, scheme or artifice to defraud, or the engaging by the Company in any act, practice or course of business which operates or would operate as a fraud or deceit, or any conspiracy with respect thereto, in connection with any securities offering; or (v) any untrue statement or alleged untrue statement of a material fact contained in any of the documents used in connection with or otherwise related to any securities offering or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading unless as a result of the gross negligence or willful misconduct of Paramount. The Company further agrees that it will not, without the prior written consent of Paramount, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not Paramount or any Indemnitee is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of Paramount and each other Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding. Notwithstanding the foregoing, the Company's obligations to Paramount for out of pocket expenses incurred by Paramount solely in providing its services hereunder shall be limited to those set forth in Paragraph 2.

     (b) The foregoing shall be in addition to any rights that any Indemnitee may have at common law or otherwise.

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     (c)   The Company hereby consents to personal jurisdiction and service and venue in any court in which any claim which is subject to this Agreement is brought against any Indemnitee, if such service is made to the Company by registered mail, return receipt requested, at 3650 Wesbrook Mall, Vancouver, BC V6S 2L2, CANADA; Attn: President.

   10. The Term of this Agreement shall be 6 months commencing on the date hereof. Thereafter, this Agreement shall continue on a bi-annual basis until terminated by either party upon not less than thirty (30) days notice prior to each six month period (an "Extended Term"). Upon the commencement of any Extended Term, the Company shall again pay to Paramount the Initial Retainer Fee, as designated in paragraph 2, as if this Agreement were executed for the first time. Notwithstanding the foregoing, this Agreement may be terminated solely by Paramount, for any reason, upon 30 days notice; provided, however,
                                                          --------  -------
regardless of any termination, the rights to compensation (or termination or expiration thereof) contained in Paragraphs 2, 3, 4 and 5, to indemnity contained in Paragraph 9, and expense reimbursement in Paragraph 2 shall survive.

   11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of New York and of any federal court located in such State in connection with any action or proceeding arising out of or relating to this Agreement, any document or instrument delivered pursuant to, in connection with or simultaneously with this Agreement, or a breach of this Agreement or any such document or instrument if such service of process is made to the Company by registered mail, return receipt requested, at 3650 Wesbrook Mall, Vancouver, BC V6S 2L2, CANADA; Attn: President. In any such action or proceeding, each party hereto waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with this Section 11. Within thirty (30) days after such service, or such other time as may be mutually agreed upon in writing by the attorneys for the parties to such action or proceeding, the party so served shall appear or answer such summons, complaint or other process.

   12. This Agreement shall be binding upon Paramount and the Company and their successors and assigns. The Company shall not assign or sell all or substantially all of the Company's business and/or assets without first requiring in writing that such assignee or successor is bound by the provisions of this Agreement.

   13. (a) Paramount shall not be in any way precluded from (i) entering into similar agreements with companies which engage in similar business activities or lines of business as the Company or developing or marketing any products, services or technologies that do or may in the future compete, directly or indirectly, with those of the Company, (ii) investing or owning any interest

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publicly or privately in, or developing a business relationship with, any corporation, partnership or other person or entity engaged in the same or similar activities or lines or business as, or otherwise in competition with, the Company or (iii) doing business with any client, collaborator, licensor, consultant, vendor or customer of the Company. Paramount and any of its officers, directors, employees or former employees and affiliates shall not have any obligation, or be liable, to the Company solely on account of the conduct described in the preceding sentence. The Company recognizes that Paramount is not obligated to present any opportunities for an Investment, Sale, Acquisition, Strategic Alliance or any other opportunities to the Company and nothing in this Agreement shall be construed to limit Paramount's ability to introduce Investment, Sale, Acquisition, Strategic Alliance or any other opportunities to any other company. In the event that Paramount and/or any officer, director, employee or former employee or affiliate thereof acquires knowledge of a potential transaction, agreement, arrangement or other matter which may be a corporate opportunity for both Paramount and the Company, neither Paramount nor any of its officers, directors, employees or former employees or affiliates shall have any duty to communicate or offer such corporate opportunity to the Company and neither Paramount nor any of its officers, directors, employees or former employees or affiliates shall be liable to the Company for breach of any fiduciary or other duty, as a stockholder or otherwise, solely by reason of the fact that Paramount or any of its officers, directors, employees or former employees or affiliates pursue or acquire such corporate opportunity for Paramount, direct such corporate opportunity to another person or entity or communicate or fail to communicate such corporate opportunity or entity to the Company.

     (b) The provisions of this Section 13 shall be enforceable to the fullest extent permitted by law.


   14.   (a)   Paramount represents and warrants to the Company that:

     (1) The Retainer Warrants of the Company described in this Agreement are being acquired by Paramount for investment purposes only, for the account of Paramount and not with the view to any resale or distribution thereof, and Paramount is not participating, directly or indirectly, in an underwriting of such Retainer Warrants and will not take, or cause to be taken, any action that would cause Paramount to be deemed an "underwriter," as defined in Section 2(11) of the U.S. Securities Act of 1933, as amended, of such Retainer Warrants.

     (2) Paramount, through its officers, directors and professional advisors, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company.

     (3) Paramount has had access to all materials, books, records and documents relating to the Company as Paramount has desired.

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     (4)   Paramount acknowledges that it has been offered the opportunity to ask questions and receive answers concerning the Company and its proposed business, and that all requests for such information have been complied with to Paramount's full satisfaction.

     (5) Paramount has been advised and understands that an investment in the Company involves substantial risks, and hereby represents that it is able to bear the risks of its investment in the Company.

     (6) Paramount further represents and acknowledges that it has been solely responsible for its own analysis of the merits and risks of such investment, and for its own analysis of the fairness and desirability of the terms of such investment.

     (7) Paramount was not formed for the purpose of acquiring the Retainer Warrants or any of their underlying Shares, and is duly authorized and otherwise qualified to enter into the Agreement and to issue this letter of further assurances.

     (8) Paramount understands and acknowledges that the Retainer Warrants and Shares are not, and will not be, registered under the U.S. Securities Act of 1933, as amended (the "Act"); that the securities being issued hereunder are being sold pursuant to the "private offering" exemption under Section 4(2) of the U. S. Securities Act of 1933 and similar exemptions under applicable state securities laws. Hence, Paramount understands that, except as provided in Paragraphs 14(a)(9), 14(a)(11) and 14(b) hereof, the shares for which Paramount has subscribed pursuant to the Agreement must be held indefinitely, unless and until subsequently registered under U.S. federal and/or applicable state securities laws, or unless an exemption from registration is available, in which case Paramount may still be limited with respect to the extent to which such Retainer Warrants may be transferred (which term, as used herein, includes, without being limited to, any sale, offer, pledge or encumbrance).

     (9) Paramount understands and agrees that each certificate evidencing the securities issued under the Agreement shall be stamped conspicuously on its face "SEE TRANSFER AND OTHER RESTRICTIONS ON REVERSE," and on its reverse side shall be stamped or imprinted with, and such securities' transfer shall be subject to the terms of, the following legend:

NOTICE:   RESTRICTION ON TRANSFER AND OTHER MATTERS

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED OR DISPOSED OF UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE UNITED STATES

STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION INVOLVING SAID SECURITIES, OR (B) THIS CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL FOR THE HOLDER OF THESE SECURITIES (CONCURRED IN BY LEGAL COUNSEL FOR THIS CORPORATION) STATING THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THIS CORPORATION OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

     (10) Paramount hereby consents to the notation of "STOP TRANSFER" restrictions in the Company's stock transfer books relative to its holdings, and to assist in the enforcement of the covenants and limitations set forth herein.

     (11) Paramount understands and agrees that the Retainer Warrants and underlying Shares shall not be transferable except upon the conditions hereinafter specified, which conditions are intended to ensure compliance with the exemptions sought to be obtained by the Company under applicable securities laws.

     (12)   Paramount represents that it is not a resident in British Columbia.

   (b) Paragraphs 14(a)(9) and 14(a)(11) hereof notwithstanding, following the expiration of any hold periods imposed by Canadian law and for so long as the Company remains a Foreign Issuer, as defined in Rule 902 of the U.S. Securities and Exchange Commission, the Company will instruct its Transfer Agent that any U.S. restrictive legend applicable to the Shares is to be promptly removed upon their sale in compliance with the requirements of Rule 904 of the U.S. Securities and Exchange Commission

   (c) The parties hereto acknowledge that the Company's obligation to effect such transfers is subject to future changes to relevant provisions of United States' securities laws (or the Company's status thereunder) that affect the conditions under which such restrictive legends may be removed, and agree that in the event of any such change they will work together in good faith to adopt an alternative procedure for the removal of such legends in accordance with then available exemptions.

   (d) Paramount acknowledges that: i) no securities commission or similar regulatory authority has reviewed or passed on the merits of the securities, or underlying securities, that may be issued in connection with this Agreement (collectively the "Securities"); ii) there is no government or other insurance covering the Securities; iii) there are risks associated with the purchase of the Securities; iv) there are restrictions on Paramount's ability to resell the securities and it is the responsibility of Paramount to find out what those restrictions are and to comply with them before selling the Securities; v) the Company has advised Paramount that the Company is relying on an exemption from the requirement to provide Paramount with a prospectus and to sell securities through a person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to Paramount; vi) the certificates representing the Securities will be endorsed with a legend stating that the Securities are subject to a hold period and may not be traded in British Columbia until the expiry of the hold period except as permitted by the Securities Act (British Columbia) and the rules thereto; and vii) the Company's obligations pursuant to this Agreement are subject to the prior approval of the Toronto Stock Exchange.

                               Sincerely yours,

                               PARAMOUNT CAPITAL, INC.


                               By: /s/ Lindsay A. Rosenwald
                                  ----------------------------------
                               Name:   Lindsay A. Rosenwald, M.D.
                               Title:  Chairman of the Board

Confirmed as of the date hereof:

CARDIOME PHARMA CORPORATION



By: /s/ Bob Rieder
  ----------------------------------
Name:   Bob Rieder
Title:  President and CEO

                                     SCHEDULE A

                                   M&A EXCEPTIONS





Discovery Therapeutics Inc.

CV Therapeutics Inc.

Icager, Inc.

Transgene S.A. / Eurekardio

                                    SCHEDULE B

                               PARTNERING EXCEPTIONS





Merck

Glaxo Smithkline

Servier

Proctor and Gamble

Solvay

Schwarz Pharma

Medtronics

CV Therapeutics

Astra Zeneca

Aventis

Sanofi - Synthelabo

Berlex

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